Exhibit 99(p)

                 HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.
                      HENDERSON INVESTMENT MANAGEMENT LTD.
                             HENDERSON GLOBAL FUNDS
                         (EACH SERIES THEREOF A "FUND")
                              CODE OF ETHICS (U.S.)


STATEMENT OF GENERAL POLICY

         Henderson Global Investors (North America) Inc. and Henderson Investment Management Ltd. (collectively, the "Firm") and the Henderson Global Funds seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in the Henderson Global Funds is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information by the Firm or any of its employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to the Fund, or which creates any actual or potential conflict of interest between the Fund and the Firm or any of its employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, the Firm believes that individual investment activities by its officers and employees should not be unduly prohibited or discouraged.

         Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Rule") requires that the Firm and the Fund adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rule. Accordingly, this Code of Ethics (the "Code") has been adopted to ensure that those who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Funds. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Fund, the Firm and persons connected with them. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Firm's clients or otherwise take unfair advantage of such clients, and to understand the various laws applicable to such employee.

         This Code applies to Access Persons of the Funds. All employees of the Firm, whether or not they are Access Persons of the Funds, are subject to the Firm's Personal Account Dealing Rules and any other additional provisions that apply to the investment products for which they are responsible.

1.   DEFINITIONS OF TERMS USED

     (a) "Access Person" means (i) any director, trustee or officer of the Fund or the Adviser; (ii) any employee of the Fund or the Firm who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (iii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

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     (b)  "Adviser" means Henderson Global Investors (North America) Inc.
          ("Henderson Global") and Henderson Investment Management Ltd.
          ("HIML").

     (c) "Beneficial interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. EACH ACCESS PERSON WILL BE ASSUMED TO HAVE A PECUNIARY INTEREST, AND THEREFORE, BENEFICIAL INTEREST OR OWNERSHIP, IN ALL SECURITIES HELD BY THE ACCESS PERSON, THE ACCESS PERSON'S SPOUSE, ALL MINOR CHILDREN, ALL DEPENDENT ADULT CHILDREN AND ADULTS SHARING THE SAME HOUSEHOLD WITH THE ACCESS PERSON (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner, corporations in which they are a controlling shareholder, except any investment company, mutual fund trust or similar entity registered under applicable U.S. or foreign law, or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance and Business Risk Department.

     (d) "Considering for purchase or sale" shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

     (e) "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include securities which are direct obligations of the government of the United States, shares issued by U.S. registered open-end investment companies, bankers' acceptances, bank certificates of deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.

     (f) "Disinterested Trustee" means any trustee of the Fund who is not an interested person of the Adviser or underwriter, is not an officer of the Fund and is not otherwise an "interested person" of the Fund as defined in the Investment Company Act of 1940, as amended.

     (g)  The "Ethics Committee" shall consist of the Director of Compliance
          (HIML), the Manager-Legal and Compliance (Henderson Global) and the Vice President of Operations (Henderson Global).


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     (h)  "Fund" means the Henderson Global Funds.

     (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

     (j) "Investment Personnel" means any employee of the Fund or the Adviser (or any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund. Investment Personnel also includes any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

     (k) "Knowingly/Knows/Knew" means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the Employee to obtain such knowledge, for example, querying the Firm's trading system or Investment Personnel.

     (l) "Limited Offering" means an offering that is exempt from registration under Section 4(2) or Section 4(6) under the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act, as amended, and similar restricted offerings under comparable foreign law.

     (m) "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for the Fund or any other company that adopts this Code of Ethics, as appropriate.

2.   PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

         No Access Person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with the Fund, except those usual and normal benefits directly provided by the Fund.

         No Access Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Person and the Fund. In addition, investment personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance and Business Risk Department.

3.   CONFLICTS OF INTEREST

         If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of the Fund, that Access Person should disclose the situation or transaction and the nature of the conflict to the Compliance and Business Risk Department for


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appropriate consideration. Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for a Fund, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the Director of Compliance. Such manager or the Director of Compliance shall conduct an independent review of the recommendation to purchase the security for clients and shall forward written evidence of such review to the Compliance and Business Risk Department. Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, a Fund in order to avoid an actual or apparent conflict with a personal transaction in a security.

4.   SERVICE AS A DIRECTOR

         Investment Personnel are prohibited from serving on the boards of directors of for-profit corporations, business trusts or similar business entities (other than the Fund), whether or not their securities are publicly traded, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of the Fund and that adequate procedures exist to ensure isolation from those making investment decisions.

5.   INSIDE INFORMATION

         U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities. In addition, recently enacted Regulation FD prohibits certain selective disclosure to analysts.

         Inside information obtained by any Access Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Fund or the Firm as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance and Business Risk Department.

         Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

         Fund and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information. The Firm has separate policies on privacy that also govern the use and disclosure of shareholder account information.

         All transactions in stock of the Firm or any affiliate of the Firm are subject to the Firm's Personal Account Dealing Rules.

6.   RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

     (a) Access Persons may not sell to, or purchase from, the Fund any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Fund.


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     (b)  Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by the Fund except in the performance of employment duties or in an official capacity and then only for the benefit of the Fund, and in no event for personal benefit or for the benefit of others.

     (c) Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Fund investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus, (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Fund.

     (d) Access Persons may not use knowledge of portfolio transactions made or contemplated for the Fund to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security skill or acquired by a Fund.

     (e) No Access Person shall knowingly take advantage of a corporate opportunity of the Fund for personal benefit, or take action inconsistent with such Person's obligations to the Fund. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any Person's position of trust and responsibility.

     (f) Any transaction in a Covered Security in anticipation of a Fund's transaction ("frontrunning") is prohibited.

     (g) No Access Person (other than a Disinterested Trustee) shall purchase or sell any Covered Security which such Person knows that the Firm, either is purchasing or selling, or is considering for purchase or sale, for a Fund until either a Fund's transactions have been completed or consideration of such transaction is abandoned.

     (h) No Disinterested Trustee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Trustee knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund's transactions have been completed or consideration of such transaction is abandoned. The prohibitions of this paragraph 6(h) do not apply to any transaction in a trust or investment advisory account in which a Disinterested Trustee (either alone or with others who are not subject to this Code) has a beneficial interest if the investment discretion over the account is exercised by a third party and at the time of the transaction the Disinterested Trustee did not have knowledge of the transaction.

     (i) When anything in this paragraph 6 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts,


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          calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

     (j) Any Employee who trades in violation of this Section 6 must unwind the trade or disgorge the profits.

     (k) The prohibitions of this Section 6 do not apply to any transaction in an investment advisory account of any Access Person (either alone or with others) over which the investment adviser for the account exercises investment discretion if the Person did not have knowledge of the transaction until after the transaction had been executed; provided that the Access Person has previously identified the account to the Compliance and Business Risk Department (or his designee).

     (l) The prohibitions of this Section 6 shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemption of securities.

7.   PRECLEARANCE

     (a) No Access Person (other than Disinterested Trustees) may buy or sell any Covered Security for an account beneficially owned by him without having first obtained specific permission from an authorized signatory of the Central Dealing Desk or for U.S. persons, the Manager-Legal and Compliance if a signatory of the Central Dealing Desk is not available. In order to gain permission to trade, a completed Application for Permission to Deal Form, which can be obtained from the Compliance and Business Risk Department or the Central Dealing Desk, must be signed by at least one authorized signatory. After a completed Form has been approved, the transaction may be affected either internally through the Central Dealing Desk or through an external broker. Transaction orders must be placed by the close of business on the day permission to trade is granted.

     (b) No Investment Personnel shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Chief Investment Officer (or his designee) or the Director of Compliance (or his designee). Consideration will be given to whether or not the opportunity should be reserved for any Fund. Such officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

     (c) Prior clearance must be obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans or savings schemes (e.g., ISAs, PEPs). Lump sum investments or withdrawals for such plans or schemes must be pre-cleared on a case-by-case basis.


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8.   REPORTING PROCEDURES

         Access Persons shall make the reports set forth below. Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

     (a) BROKERAGE ACCOUNTS. Before effecting personal transaction through an external broker, each Access Person (other than a Disinterested Trustee) must (i) inform the brokerage firm of his affiliation with the Firm; (ii) make arrangements for copies of confirmations or advices to be sent to the Compliance and Business Risk Department within 24 hours of each transaction; and (iii) make arrangements for the Compliance and Business Risk Department to receive duplicate account statements.

     (b) INITIAL HOLDINGS REPORT. Each Access Person (other than a Disinterested Trustee) must provide a report which includes the following information within ten (10) days of becoming an Access
          Person:

          o The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the Person became an Access Person;

          o The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          o    The date that the report is submitted by the Access Person.

     (c) QUARTERLY TRANSACTION REPORTS. Not later than ten (10) days following the end of a calendar quarter, each Access Person (other than a Disinterested Trustee) must submit a report which includes the following information with respect to any transaction in the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

          o The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

          o The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

          o The price of the Covered Security at which the transaction was effective;

          o The name of the broker, dealer or bank with or through which the transaction was effected;

          o    The date that the report is submitted by the Access Person; and

          An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations, notices


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          or advices, or account statements, received by the Compliance and
          Business Risk Department.

     (d) Annual Holdings Report. Each Access Person (other than a Disinterested Trustee) shall submit the information required in Section 8(a) above annually within thirty (30) days of the end of each calendar year. The information shall be current as of a date no more than thirty (30) days before the report is submitted.

     (e)  DISINTERESTED TRUSTEES.

          (1) A Disinterested Trustee shall provide a quarterly report with respect to any purchase or sale of any Covered Security in which such person had a beneficial interest if at the time of the transaction the Disinterested Trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Fund should have known, that on the date of the transaction or within fifteen (15) days before or after the transaction purchase or sale of that class of security was made or considered for the Fund. The form of the report shall contain the information set forth in subsection 8(c) above.

          (2) This subsection (e) shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions; or (ii) transactions in an account in which the Disinterested Trustee has no beneficial interest.

     (f)  REVIEW OF REPORTS.

          The Compliance and Business Risk Department should be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons. The Compliance and Business Risk Department will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to those procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the Director of Compliance or other officer who is senior to the person submitting the report.

9.   ETHICS COMMITTEE

         The Ethics Committee will take whatever action it deems necessary with respect to any officer or employee of the Firm or the Fund who violates any provision of this Code of Ethics, and will inform the Board of any investment company with respect to which such a violation occurs as to the nature of such violation and the action taken by the Ethics Committee. Any information received by the Ethics Committee relating to questionable practices or transactions by a Disinterested Trustee of the Fund, shall immediately be forwarded to the Audit Committee of the Fund for that Committee's consideration and such action as it, in its sole judgment, shall deem warranted. At least once a year, the Fund and the Adviser must provide a written report to the Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Trustees that the Fund and Adviser each have adopted procedures reasonably


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necessary to prevent Access Persons from violating the Code. The Report should also include significant conflicts of interest that arose involving the Fund and Adviser's personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Fund will report to the Board if a portfolio manager is a director of a company whose securities are held by the Fund.

10.  CODE REVISIONS

         Any material changes to the Code of the Fund and the Firm will be submitted to the Board of Trustees for approval within six months of such change.

11.  RECORDKEEPING REQUIREMENTS

         The Firm shall maintain records, at its principal place of business, of the following: a copy of each Code of Ethics in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each trustee report made during the past five years; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel's purchase of securities in an Initial Public Offering or a Limited Offering.

12.  CONDITION OF EMPLOYMENT OR SERVICE

         All Persons shall conduct themselves at all times in the best interests of the Fund. Compliance with the Code of Ethics shall be a condition of employment or continued affiliation with the Fund or the Firm and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.


August 21, 2001


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                        ACKNOWLEDGEMENT AND CERTIFICATION

         I acknowledge that I have read the Henderson Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

                                                ________________________
                                                       Print Name

              ________________________          ________________________
                       Date                             Signature